Exhibit 99

NEWS RELEASE
TO BUSINESS EDITOR

DIMECO, INC. REPORTS EARNINGS AT SEPTEMBER 30, 2011

Honesdale, PA, October 20, 2011/ Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2011 of $4,118,000, an increase of 15.6% over the same period in 2010.  The main component of improved earnings came from net interest income of $14,574,000, which was 16.2% greater than the first nine months of 2010.  Earnings per share were $2.56 on September 30, 2011, an increase of 14.3% over 2010 and dividends declared year-to-date were $1.08 per share.  Return on average stockholders’ equity was 10.45% and 9.70% for the first nine months of 2011 and 2010, an increase of 7.7% for 2011.  Return on average assets was 1.00% and .87% for the first nine months of 2011 and 2010, an increase of 14.9%, over the previous year.

The Company reported total assets of $569,956,000 at September 30, 2011, an increase of $21,902,000 or 4.0% over balances a year earlier. During that time, the loan portfolio grew $21,753,000 or 5.2% to $443,881,000 and deposits increased $9,001,000 or 2.0% to $468,674,000 at September 30, 2011.  The Company reported ratios of net charge offs to average loans of .30% and nonperforming assets to total assets of 3.43% at September 30, 2011, compared to .05% and 2.18%, respectively, at September 30, 2010.  With continued stagnation in economic conditions, the Company has experienced an increase in charged off loans and in nonperforming loans.  These ratios, along with an increase in the ratio of the allowance for loan loss to total loans at 1.90% at the end of the third quarter, compared to 1.69% a year earlier, show evidence of loan issues being recognized in a prudent manner.

President and Chief Executive Officer Gary C. Beilman stated, “Our performance shows numerous positives including a healthy uptick in shareholders’ equity of 8%, and an increase of almost 4% in the shareholders’ equity to asset ratio. The continuation of our quarterly dividend at $.36 per share produces a yield of 4.24% for our shareholders. With this good news, our focus remains centered in realism. The ongoing economic downturn presents challenges every day including decreased cash flows for some customers creating a strain to meet financial obligations in a timely manner. We continue our pledge to plan, monitor and act with the best interests of all as we find our way through this economy. We thank our shareholders for their continued investment in Dimeco, and the community for their continued patronage.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York.  The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a wealth management division. For more information on The Dime Bank, visit www.thedimebank.com.

Source Dimeco, Inc. / October 20, 2011
Contact:  Deborah Unflat, Vice President Marketing Officer

DIMECO, INC.
CONSOLIDATED STATEMENT OF INCOME   (unaudited)

	For the three months ended September 30,
(in thousands, except per share)	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$5,721	$5,593	$16,681	$16,524
Investment securities:
Taxable	327	370	937	1,042
Exempt from federal income tax	305	254	898	768
Other	1	5	8	29
Total interest income	6,354	6,222	18,524	18,363

Interest Expense
Deposits	1,016	1,463	3,221	4,966
Short-term borrowings	29	37	90	113
Other borrowed funds	206	237	639	737
Total interest expense	1,251	1,737	3,950	5,816

Net Interest Income	5,103	4,485	14,574	12,547

Provision for loan losses	1,300	520	2,000	1,100

Net Interest Income After Provision for Loan Losses	3,803	3,965	12,574	11,447

Noninterest Income
Service charges on deposit accounts	260	303	788	995
Mortgage loans held for sale gains, net	75	76	223	171
Investment securities gains (losses)	14	24	(14)	18
Brokerage commissions	156	187	494	578
Earnings on bank-owned life insurance	111	108	328	318
Debit card usage	160	137	451	384
Other income	156	194	605	631
Total noninterest income	932	1,029	2,875	3,095

Noninterest Expense
Salaries and employee benefits	1,752	1,653	5,372	5,047
Occupancy expense, net	282	265	853	842
Furniture and equipment expense	107	119	325	358
Professional fees	144	215	637	568
Data processing expense	173	172	530	527
FDIC insurance	127	204	438	565
Other expense	712	620	2,101	1,800
Total noninterest expense	3,297	3,248	10,256	9,707

Income before income taxes	1,438	1,746	5,193	4,835
Income taxes	256	471	1,075	1,273

NET INCOME	$1,182	$1,275	$4,118	$3,562

Earnings per Share - basic	$0.73	$0.80	$2.56	$2.24
Earnings per Share - diluted	$0.73	$0.80	$2.56	$2.24

Average shares outstanding - basic	1,623,718	1,597,745	1,606,811	1,589,955
Average shares outstanding - diluted	1,625,183	1,599,302	1,608,112	1,590,703

DIMECO, INC.
CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
September 30,	2011	2010
Assets
Cash and due from banks	$7,762	$5,756
Interest-bearing deposits in other banks	2,583	12,106
Total cash and cash equivalents	10,345	17,862

Mortgage loans held for sale	-	170
Investment securities available for sale	85,863	81,007

Loans (net of unearned income of $6 and $37)	443,881	422,128
Less allowance for loan losses	8,444	7,152
Net loans	435,437	414,976

Premises and equipment	10,108	10,456
Accrued interest receivable	1,978	1,857
Bank-owned life insurance	9,965	9,451
Other real estate owned	4,192	1,111
Prepaid FDIC insurance	1,211	1,780
Other assets	10,857	9,384

TOTAL ASSETS	$569,956	$548,054

Liabilities
Deposits :
Noninterest-bearing	$52,988	$48,964
Interest-bearing	415,686	410,709
Total deposits	468,674	459,673

Short-term borrowings	24,733	13,536
Other borrowed funds	18,110	20,022
Accrued interest payable	510	757
Other liabilities	3,604	3,779

TOTAL LIABILITIES	515,631	497,767

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,653,746 and 1,652,318 shares issued	827	826
Capital surplus	6,347	6,184
Retained earnings	47,568	44,155
Accumulated other comprehensive income	1,650	1,189
Treasury stock, at cost (54,100 shares)	(2,067)	(2,067)

TOTAL STOCKHOLDERS' EQUITY	54,325	50,287

TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$569,956	$548,054

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)					% Increase
		2011		2010		(decrease)
	Performance for the nine months ended September 30,
	Interest income	$18,524		$18,363		0.9%
	Interest expense	$3,950		$5,816		(32.1%)
	Net interest income	$14,574		$12,547		16.2%
	Net income	$4,118		$3,562		15.6%

	Shareholders' Value (per share)
	Net income - basic	$2.56		$2.24		14.3%
	Net income - diluted	$2.56		$2.24		14.3%
	Dividends	$1.08		$1.08		-
	Book value	$33.96		$31.46		7.9%
	Market value	$34.00		$34.90		(2.6%)
	Market value/book value ratio	100.1%		110.9%		(9.7%)
*	Price/earnings multiple	10.0	X	11.7	X	(14.5%)
*	Dividend yield	4.24%		4.13%		2.7%

	Financial Ratios
*	Return on average assets	1.00%		0.87%		14.9%
*	Return on average equity	10.45%		9.70%		7.7%
	Shareholders' equity/asset ratio	9.53%		9.18%		3.8%
	Dividend payout ratio	42.19%		48.21%		(12.5%)
	Nonperforming assets/total assets	3.43%		2.18%		57.3%
	Allowance for loan loss as a % of loans	1.90%		1.69%		12.4%
	Net charge-offs/average loans	0.30%		0.05%		500.0%
	Allowance for loan loss/nonaccrual loans	65.6%		72.5%		(9.5%)
	Allowance for loan loss/non-performing loans	55.1%		66.0%		(16.5%)

	Financial Position at September 30,
	Assets	$569,956		$548,054		4.0%
	Loans, net of unearned	$443,881		$422,128		5.2%
	Deposits	$468,674		$459,673		2.0%
	Stockholders' equity	$54,325		$50,287		8.0%

*	annualized

October 2011

Dear Shareholders:

It is my honor to present this report of Dimeco, Inc. for the third quarter of 2011.  As you peruse this report you will see numerous positives.  To begin, please note that the growth of your Company continues.  When compared to the same period last year, both deposits and loans have increased.  Total assets are now almost $570 million, a growth of 4%.

Performance has also increased nicely.  Net income, probably the most notable indicator of performance, is up a significant 15.6%.  With that comes a healthy uptick in shareholders’ equity of 8%, and an increase of almost of 4% in the shareholders’ equity to asset ratio.  Furthermore, the return on average assets of 1.00% is almost 15% greater than a year ago, and the return on average equity, at 10.45%, has grown by almost 8%.  With the continuation of dividend payments at the same level as last year, your investment return shows a dividend yield of 4.24%.  It is our hope that you find all of this information gratifying.

With that good news as a backdrop, our focus remains centered in realism.  While we are optimistic about the long term for our country’s recovery, the ongoing economic downturn in our country presents challenges every day.  Two of our area’s primary industries, construction and real estate activities, continue to struggle.  This situation has resulted in decreased cash flows for some customers creating a strain to meet their obligations in a timely manner.  As we experience this trend with some of our borrowers, and without seeing a national economic turnaround in the immediate future, our reaction is to be as prudent as possible. In accordance with our detailed analysis, the financial results reflect a significant increase in the provision for loan losses expense during the quarter.

As we, together with our customers, find our way through this troubled economy, we continue our pledge to plan, monitor, and act in manners that have your best interests in mind.  No matter what the economy, that pledge never waivers.  As always, your comments and questions are welcome.

Sincerely,

/s/ Gary C. Beilman
Gary C. Beilman
President and Chief Executive Officer